Exhibit 99.1

Zentalis Pharmaceuticals Reports Third Quarter 2025 Financial Results and Operational Progress

DENALI Phase 2 trial evaluating azenosertib in patients with Cyclin E1-positive PROC remains on track with topline data anticipated by year end 2026, with the potential to support an accelerated approval, subject to FDA feedback

$280.7 million cash, cash equivalents and marketable securities supports runway into late 2027

SAN DIEGO, Calif. — November 10, 2025 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company developing a potentially first-in-class WEE1 inhibitor for patients with ovarian cancer and other tumor types, announced financial results for the third quarter 2025 and highlighted recent operational progress.

“We are pleased with our continued disciplined execution of the DENALI clinical trial this quarter, supporting late-stage development of azenosertib as a potential treatment for Cyclin E1-positive platinum-resistant ovarian cancer, and positioning us for an anticipated topline data readout by year end 2026. Our engagement with trial investigators and presence at medical conferences is very encouraging and continues to support our development strategy," said Julie Eastland, Chief Executive Officer of Zentalis. "With $280.7 million in cash providing runway into late 2027, we maintain a robust financial foundation to deliver on our azenosertib objectives."

Business Updates

•Phase 2 DENALI clinical trial remains on track and has the potential to support an accelerated approval, subject to FDA feedback.
◦Enrollment is ongoing in DENALI Part 2a of the Phase 2 DENALI clinical trial (NCT05128825) of azenosertib in patients with Cyclin E1-positive PROC. DENALI Part 2a is designed to confirm the primary dose-of-interest with a target enrollment of up to approximately 30 patients at each of two dose levels: 400mg QD 5:2 (intermittent daily dosing with a five days on, two days off dosing schedule) and 300mg QD 5:2. DENALI Part 2b is designed to enroll approximately 70 patients at a single dose, the selection of which will be informed by the Part 2a results.

◦The Company expects to disclose topline data from DENALI Part 2 (Part 2a and Part 2b) by year end 2026. We believe that DENALI Part 2, if successful, has the potential to support an accelerated approval, subject to FDA review.

•Poster Presentations at AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics support Cyclin E1 biomarker-driven strategy for azenosertib.
◦Presentations feature data from first-in-human Phase 1 study, including Cyclin E1 biomarker findings, supporting late-stage development of azenosertib.

•TETON Phase 2 trial in uterine serous carcinoma (USC) completed enrollment.
◦Consistent with the Company's previously announced strategic prioritization of azenosertib for the treatment of patients with Cyclin E1-positive PROC, further development in USC will be limited to partnering or the Company's ability to allocate capital to this indication.

◦The Company will continue to support an ongoing investigator-initiated study to explore potential biomarker enrichment strategy in USC.
◦Results from the TETON trial are planned for publication in the first half of 2026.

Third Quarter 2025 Financial Results

•Cash, Cash Equivalents and Marketable Securities Position: As of September 30, 2025, the Company had cash, cash equivalents and marketable securities of $280.7 million. The Company believes that its existing cash, cash equivalents and marketable securities as of September 30, 2025 will be sufficient to fund its operating expenses requirements into late 2027.

•Research and Development Expenses: Research and development (R&D) expenses for the three months ended September 30, 2025 were $23.0 million, compared to $36.8 million for the three months ended September 30, 2024. The decrease of $13.8 million was primarily due to decreases of $7.6 million for personnel expenses, of which $2.7 million was non-cash stock-based compensation. Decreases of $4.2 million for lab services, $1.2 million for clinical expenses, and $0.8 million for supplies, overhead, and other expense also contributed to the overall reduction in research and development expenses.

•General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2025 were $10.8 million, compared to $14.6 million during the three months ended September 30, 2024. This decrease of $3.8 million was attributable to a decrease of $3.8 million in personnel expense, of which $2.8 million was non-cash stock-based compensation.
•Operating Expenses: Total operating expenses were $33.7 million for the three months ended September 30, 2025, compared to $51.4 million for the three months ended September 30, 2024.

About Azenosertib
Azenosertib is an investigational, novel, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated as a monotherapy and combination clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.

About DENALI Clinical Trial
DENALI is a multi-part Phase 2 clinical trial studying azenosertib in platinum-resistant ovarian cancer (PROC) patients. Part 1b enrolled patients with PROC regardless of Cyclin E1 protein expression, all treated at 400mg 5:2 (intermittent daily dosing with a five days on, two days off dosing schedule). Interim results from Part 1b were presented at the Society of Gynecologic Oncology (SGO) 2025 Annual Meeting. Part 2 is ongoing and is enrolling PROC patients with Cyclin E1 protein overexpression based on Zentalis’ proprietary immunohistochemistry cutoff. Part 2 includes Part 2a, a dose confirmation portion evaluating two doses, 300mg 5:2 and 400mg 5:2, and Part 2b, a portion designed to complete enrollment at the selected dose. Part 2, in total, is designed for accelerated approval, pending study outcome and discussions with the U.S. Food and Drug Administration.

About Zentalis Pharmaceuticals
Zentalis® Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing azenosertib (ZN-c3), an investigational, potentially first-in-class and best-in-class WEE1 inhibitor for patients with Cyclin E1-positive platinum-resistant ovarian cancer (PROC). Azenosertib is being evaluated as a monotherapy and in combination across multiple tumor types in clinical trials and has broad franchise potential. In clinical trials, azenosertib has been well tolerated and has demonstrated anti-tumor activity as a single agent across multiple tumor types. The Company is also leveraging its extensive experience and capabilities to translate its science to advance research on additional areas of opportunity for azenosertib outside PROC. Zentalis has operations in San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential of azenosertib; our anticipated milestones and the timing thereof, including the anticipated timing of clinical data disclosures from DENALI Part 2 and TETON; the potential to advance research on additional areas of opportunity for azenosertib outside PROC, including any further development in USC; our anticipated cash runway; the potential for azenosertib to be first-in-class; the broad franchise potential of azenosertib; the planned design of our clinical trials, including DENALI Part 2; maintaining momentum and remaining on track relating to the execution of DENALI; and our planned clinical development strategy and regulatory strategy for azenosertib and the timing thereof, including the potential for DENALI Part 2 to support an accelerated approval. The terms “advance,” “anticipated,” “believe,” “continue,” “design,” “expect,” “opportunity,” “on track,” “plan,” “position,” “potential,” “runway,” “target,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of azenosertib; our plans, including the costs thereof, of development of companion diagnostics; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

ZENTALIS® and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
License Revenue	$—	$—	$—	$40,560
Operating Expenses
Research and development	22,950	36,824	77,807	134,795
General and administrative	10,784	14,608	29,812	47,110
Restructuring	—	—	7,796	—
Total operating expenses	33,734	51,432	115,415	181,905
Loss from Operations	(33,734)	(51,432)	(115,415)	(141,345)
Other Income (Expense)
Investment and other income, net	7,043	11,247	13,571	23,332
Net loss before income taxes	(26,691)	(40,185)	(101,844)	(118,013)
Income tax expense (benefit)	—	(27)	—	382
Net loss	(26,691)	(40,158)	(101,844)	(118,395)
Net loss attributable to noncontrolling interests	—	—	—	(28)
Net loss attributable to Zentalis	$(26,691)	$(40,158)	$(101,844)	$(118,367)
Net loss per share outstanding, basic and diluted	$(0.37)	$(0.56)	$(1.42)	$(1.67)
Common shares used in computing net loss per share, basic and diluted	72,139	71,111	71,938	71,017

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of September 30,	As of December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$280,697	$371,084
Working capital (1)	251,134	333,341
Total assets	327,250	430,337
Total liabilities	74,376	93,151
Total Zentalis equity	$252,874	$337,186

(1) The Company defines working capital as current assets less current liabilities.

Contact:
Aron Feingold
VP, Investor Relations & Corporate Communications
ir@zentalis.com